Exhibit 99.1

NEWS RELEASE

Contacts:
Main Street Capital Corporation
Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com
Jesse E. Morris, CFO and COO, jmorris@mainstcapital.com
713-350-6000
Dennard Lascar Investor Relations
Ken Dennard / ken@dennardlascar.com
Zach Vaughan / zvaughan@dennardlascar.com
713-529-6600

Main Street Announces New
$240 Million Secured Credit Facility

HOUSTON, November 28, 2022 – Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) is pleased to announce that its wholly owned subsidiary, MSCC Funding I, LLC (the “SPV”), entered into a senior secured revolving credit facility (the “Revolving Credit Facility”) led by Truist Bank (“Truist”), with Truist serving as administrative agent and as one of three initial lenders under the facility. The Revolving Credit Facility provides for $240 million of aggregate initial commitments with an accordion feature that allows for increases up to $450 million of total commitments from new and existing lenders on the same terms and conditions as the existing commitments. Commitments under the Revolving Credit Facility are revolving through November 21, 2025 and mature on November 21, 2027. Advances under the Revolving Credit Facility bear interest at one-month Term SOFR plus a 0.10% credit spread adjustment plus an applicable margin of 2.50% during the reinvestment period and 2.625% and 2.75% during the first and second years of the amortization period, respectively.

Borrowings under the Revolving Credit Facility are being used to purchase certain investments and participation interests from Main Street and to finance the SPV’s direct investments thereafter. The SPV’s obligations to the lenders under the Revolving Credit Facility are secured by a first priority security interest in all of the SPV’s assets but are non-recourse to Main Street.

ABOUT MAIN STREET CAPITAL CORPORATION
Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market investment strategy. Main Street’s lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street, through its wholly owned portfolio company MSC Adviser I, LLC (“MSC Adviser”), also maintains an asset management business through which it manages investments for external parties. MSC Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended.

FORWARD-LOOKING STATEMENTS
This press release may contain certain forward-looking statements. Any such statements other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Main Street’s control, and that Main Street may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual performance and results could vary materially from these estimates and projections of the future as a result of a number of factors, including those described from time to time in Main Street’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made and are based on information available to Main Street as of the date hereof and are qualified in their entirety by this cautionary statement. Main Street assumes no obligation to revise or update any such statement now or in the future.

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